Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FINANCIAL RESULTS FOR 2008

PITTSBURGH, February 26, 2009 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announces unaudited financial results for the year and quarter ended December 31, 2008.

Operating Results
Net income for the year ended December 31, 2008 was $19.4 million, a decrease of $217.4 million, or 91.8%, compared to net income of $236.8 million for 2007. The earnings decrease was driven by other-than-temporary impairment (OTTI) charges of $266.0 million on certain private label mortgage-backed securities (MBS) in the Bank’s investment portfolio. As previously disclosed, FHLBank Pittsburgh had purchased private label MBS through 2007; the portfolio experienced significant fair value deterioration in 2008, particularly in the fourth quarter. The level of OTTI charges in fourth quarter 2008 significantly exceeds management’s current expectations of economic losses of $94.4 million on the securities that had a writedown.

Net interest income for the year ended December 31, 2008, after provision for credit losses, was $274.8 million, a decrease of $90.7 million, or 24.8%, from $365.5 million from full year 2007. Return on average capital for full year 2008 decreased to 0.45%, compared to 6.47% for full year 2007. Full year 2008 net income resulted in earnings per share of $0.48 compared to $6.98 for the full year 2007. These 2008 operating results have provided for FHLBank Pittsburgh to set aside only $2.2 million for affordable housing programs in 2009, a decrease of $24.2 million, or 91.7%, from the $26.4 million set aside in 2007.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Year-end 2008
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For the fourth quarter ended December 31, 2008, FHLBank Pittsburgh recorded a loss of $187.9 million, a decrease of $254.6 million compared to net income of $66.7 million for fourth quarter 2007. This decrease was driven by the OTTI charges as discussed above. Net interest income for fourth quarter 2008, after provision for credit losses, was $27.9 million, a decrease of $73.2 million, or 72.4%, compared to $101.1 million in fourth quarter 2007. Return on average capital for the three months ended December 31, 2008 was (17.38)%, compared to 6.47% in the same year-ago period. Earnings per share for the three months ended December 31, 2008 was $(4.75), compared to $1.75 for the three months ended December 31, 2007.

“The story of 2008, for the Bank, our members and the entire economy, was market turmoil and severe economic downturn. Yet through incredibly rough seas, we continued to fulfill our mission to provide liquidity to members,” said John R. Price, president and CEO. “The OTTI charge, which is significantly in excess of our current expectation of real economic losses, is an unfortunate accounting reality. We continue to work with many affected groups to try to find a resolution to this issue.”

Balance Sheet Highlights
At December 31, 2008, total loans to members (traditionally called advances) decreased $6.6 billion, or 9.6%, to $62.2 billion, compared to $68.8 billion at December 31, 2007.

Total assets at December 31, 2008, were $90.8 billion, a decrease of $10.1 billion, or 10.0%, from $100.9 billion at year-end 2007. Total capital at December 31, 2008, was $4.1 billion, a decrease of $149.8 million, or 3.5%, from $4.3 billion at year-end 2007. Retained earnings were $170.5 million at December 31, 2008, a decrease of $125.8 million, or 42.5%, from $296.3 million at December 31, 2007.

Below are a condensed Statement of Condition as of December 31, 2008 and 2007 and a condensed Statement of Operations for the years ended December 31, 2008 and 2007.

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FHLBank Pittsburgh Reports Year-end 2008
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Dividend Announcement
On December 23, 2008, FHLBank Pittsburgh management and Board of Directors announced the suspension of both dividend payments and the repurchase of capital stock until such time as it becomes prudent to reinstate both. The Bank paid dividends in each of the quarters of 2008 out of the previous quarter’s earnings.

Detailed and audited financial information will be available in FHLBank Pittsburgh’s 10-K filing, which will be filed in March. FHLBank’s filings can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At December 31, 2008, it had 323 members in its district of Delaware, Pennsylvania and West Virginia and approximately $91 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Condensed Statements of Condition and Operations

Statement of Condition (in millions)	12/31/08	12/31/07
ASSETS
Loans to members	$62,153.4	$68,797.5
Investments (1)	21,798.1	24,691.3
Mortgage loans held for portfolio, net	6,165.3	6,219.7
All other assets	689.1	1,227.3

Total assets	$90,805.9	$100,935.8

LIABILITIES
Consolidated obligations, net	$84,263.0	$93,298.5
All other liabilities	2,408.0	3,352.6

Total liabilities	86,671.0	96,651.1
CAPITAL
Total capital stock	3,981.7	3,994.7
Retained earnings	170.5	296.3
Accumulated other comprehensive income (loss)	(17.3)	(6.3)

Total capital	4,134.9	4,284.7

Total liabilities and capital	$90,805.9	$100,935.8

(1) Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-earning deposits and Federal funds sold

	For the Full Year Ended December 31,
Statement of Operations (in millions)	2008	2007
Total interest income	$3,351.8	$4,278.3
Total interest expense	3,069.9	3,911.3

Net interest income	281.9	367.0
Provision for credit losses	7.1	1.5
Other-than-temporary impairment (OTTI) charges	(266.0)	—
All other income	73.8	18.0
All other expense	56.2	61.1

Income before assessments	26.4	322.4
Affordable Housing Program	2.2	26.4
REFCORP	4.8	59.2

Total assessments	7.0	85.6
Net income (2)	$19.4	$236.8

Supplemental information:
Estimated economic losses relating to OTTI charges	$94.4	—
(2) The Bank reported a net loss of $187.9 million for fourth quarter 2008

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